Exhibit 99.3

June 12, 2014

Jon S. Wheeler

Chairman & CEO

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Boulevard

Suite 200

Virginia Beach, VA 23452

Re:	Resignation from Board of Directors

Dear Jon:

As we have discussed in recent weeks, my new business is ramping up quickly, and I am frequently required to spend extended periods of time in the Caribbean. I feel that my job responsibilities will not offer me the opportunity to continue to serve as a director of Wheeler Real Estate Investment Trust, Inc. (the “Company”). As such, I hereby tender my resignation as a director of the Company effective as of the close of business on June 12, 2014.

I have enjoyed my time with the Company and wish you the best of success.

Sincerely,

/s/ Sanjay Madhu

Sanjay Madhu